                                                                      EXHIBIT 11

                                 COMPUSA INC.

                                COMPUTATIONS OF
                 INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                     (in thousands, except per share data)

                                                                            THIRTEEN WEEKS ENDED
                                                                        -----------------------------
                                                                        SEPTEMBER 27,   SEPTEMBER 28,
                                                                            1997            1996
                                                                        -------------   -------------
Common shares outstanding at beginning of period......................       91,447           89,836
Weighted average number of common shares issued during the period.....          212              258
Incremental shares related to assumed exercise of stock options.......        3,855            4,446
                                                                        -----------     ------------
Weighted common and common equivalent shares..........................       95,514           94,540
                                                                        ===========     ============
Net income............................................................  $    23,459     $     14,546
                                                                        ===========     ============

Income per common and common equivalent share (1).....................  $      0.25     $       0.15

________________________
(1) The computation of income per common share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis shown above.

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